ATTACHMENT C

PORTFOLIOS OF THE FUND

Champlain Small Company Fund
Reaves Select Research Fund
UCM Institutional Money Market Fund
Hambrecht Small Cap Technology Fund
Perimeter Small Cap Growth Fund